Exhibit 99.1

TRANSDIGM COMPLETES EXCHANGE OFFER

CLEVELAND, OH (December 11, 2006) – TransDigm Inc., a wholly-owned subsidiary of TransDigm Group Incorporated (NYSE: TDG), announced today that it has completed its offer to exchange up to $275 million aggregate principal amount of 7 3/4% Senior Subordinated Notes due 2014 (the “Initial Notes”) for an equal principal amount of 7 3/4% Senior Subordinated Notes due 2014 that have been registered under the Securities Act of 1933, as amended. The exchange offer expired at 9 a.m., New York City time, on December 11, 2006. A total of $275 million aggregate principal amount of the Initial Notes, representing 100% of the outstanding principal amount of the Initial Notes, were validly tendered and accepted for exchange by TransDigm Inc.

About TransDigm Group

TransDigm Group Incorporated, through its wholly-owned subsidiaries, including TransDigm Inc., is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/electro-mechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches and cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors and specialized valving.

CONTACT:

Sean Maroney

Investor Relations

216.706.2945

ir@transdigm.com